Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The AES Corporation Retirement Savings Plan (formerly called The AES Corporation Profit Sharing and Stock Ownership Plan) of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedules of The AES Corporation, and the effectiveness of internal control over financial reporting of The AES Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2009